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PROSPECTUS SUPPLEMENT                                             RULE 424(B)(3)
(TO PROSPECTUS DATED JUNE 7, 1999,                            FILE NO. 333-78615
PROSPECTUS SUPPLEMENT DATED SEPTEMBER 13, 1999
AND PROSPECTUS SUPPLEMENT DATED SEPTEMBER 29, 1999)


                                 382,635 SHARES

                                     [LOGO]

                             INTERNET AMERICA, INC.
                                  COMMON STOCK


This Prospectus Supplement supplements and amends the Prospectus dated June 7, 1999, as amended by the Prospectus Supplement dated September 13, 1999, as amended by the Prospectus Supplement dated September 29, 1999 (as supplemented or amended, the "Prospectus") relating to 382,635 shares of Internet America Common Stock being offered by certain of our shareholders named in the Prospectus who have acquired such securities from us in connection with certain acquisitions of businesses by us. All capitalized terms used but not defined in this Prospectus Supplement have the meanings given to them in the Prospectus.

                         Trading Symbol for Common Stock
                      on the Nasdaq National Market -- GEEK
                   Closing Price on December 8, 1999 -- $10.06

SEE "RISK FACTORS" ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE ACQUIRING THE COMMON STOCK OFFERED HEREBY.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

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           The date of this Prospectus Supplement is December 9, 1999.

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                               RECENT DEVELOPMENTS

         On November 22, 1999, Internet America, Inc., a Texas corporation (the "Company"), acquired all the issued and outstanding securities of PDQ.Net, Incorporated, a Texas corporation ("PDQ.Net"), for 2,425,000 shares of Internet America common stock. As a result of the purchase, PDQ.Net became a wholly owned subsidiary of the Company. The Company became the indirect owner of all of the assets of PDQ.Net, which include approximately 40,000 individual and corporate Internet access accounts and the computer equipment used to service those accounts. The Company intends to continue to use these assets to provide Internet access to customers. The acquisition was effected pursuant to an Agreement and Plan of Merger dated September 12, 1999, by and among PDQ.Net, certain of its shareholders ("Shareholders") and the Company. The acquisition will be accounted for as a purchase.

         To the best knowledge of the Company, at the time of the acquisition there was no material relationship between (i) PDQ.Net and the Shareholders on the one hand and (ii) the Company, or any of its affiliates, any director or officer of the Company, or any associate of such director or officer on the other hand.

         The consideration paid by the Company was 2,425,000 shares of Internet America common stock. The consideration was determined by arms-length negotiations between the parties to the Agreement and Plan of Merger.

         The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the common stock.

                        EXHIBITS AND FINANCIAL STATEMENTS

         Set forth below is an index, included in the Current Report on Form 8-K filed by the Company on December 7, 1999 (the "Form 8-K"), of certain information filed or to be filed by amendment to the Form 8-K as soon as practicable but no later than 60 days after the date by which the Form 8-K was required to be filed:

(a)      Financial statements of business acquired (1)

         (i)      Balance Sheets as of December 31, 1998 and 1997

         (ii) Statements of Operations for the years ended December 31, 1998 and 1997

         (iii) Statements of Stockholders' Deficit for the years ended December 31, 1998 and 1997

         (iv) Statements of Cash Flows for the years ended December 31, 1998 and 1997


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         (v)      Interim Consolidated Balance Sheet as of September 30, 1999
                  (unaudited)

         (vi) Consolidated Statements of Operations for the nine months ended September 30, 1999 and September 30, 1998 (unaudited)

         (vii) Consolidated Statements of Cash Flows for the nine months ended September 30, 1999 and September 30, 1998 (unaudited)

(b)      Proforma financial information (unaudited) (1)

         (i)      Pro Forma Interim Consolidated Balance Sheet as of September
                  30, 1999

         (ii) Pro Forma Consolidated Statement of Operations for the year ended June 30, 1999

         (iii) Pro Forma Interim Consolidated Statement of Operations for the three months ended September 30, 1999

(c)      Exhibits

Exhibit No.                                Description

2.1 Agreement and Plan of Merger, dated September 12, 1999, among Internet America Inc., GEEK Houston II, Inc., PDQ.Net, Incorporated and certain shareholders of PDQ.Net, Incorporated (2)

23.1          Consent of Deloitte & Touche LLP (1)

23.2          Consent of Grant Thornton, LLP (1)

99.1          Press Release of Internet America, Inc. dated November 22,
              1999 (3)

--------------------

(1)      To be filed by amendment to the Form 8-K.

(2) Incorporated by reference to Exhibit A to the Company's preliminary proxy statement and definitive proxy statement filed with the Securities and Exchange Commission on October 7, 1999 and October 19, 1999, respectively (File No. 000-25147).

(3)      Incorporated by reference to Exhibit 99.1 to the Form 8-K.

The Prospectus accompanying this Prospectus Supplement incorporates important business and financial information about the Company that is not included in or delivered with this Prospectus Supplement or with the Prospectus. This information is available without charge to shareholders upon written request by contacting the company at One Dallas Center, 350 North St. Paul Street, Suite 3000, Dallas, Texas 75201 or upon oral request by calling (214) 861-2500, attn. Investor Relations. In order to obtain timely delivery, shareholders must request the information no later than five business days before the date on which you select to make your investment decision.


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NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

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                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                                                                PAGE
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
Recent Developments.............................................................................................S-2

                                                    PROSPECTUS
Prospectus Summary................................................................................................2
Risk Factors......................................................................................................6
Use of Proceeds..................................................................................................15
Dividend Policy..................................................................................................15
Capitalization...................................................................................................15
Selected Financial and Operating Data............................................................................17
Management's Discussion and Analysis of Financial Condition and Results of Operations............................19
Business.........................................................................................................25
Management.......................................................................................................33
Certain Transactions.............................................................................................39
Principal and Selling Shareholders...............................................................................41
Description of Securities........................................................................................43
Shares Eligible for Future Sale..................................................................................46
Plan of Distribution.............................................................................................47
Legal Matters....................................................................................................48
Experts..........................................................................................................48
Available Information............................................................................................48
Glossary of Technical Terms......................................................................................49
Financial Statements............................................................................................F-1

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THE AVAILABLE INFORMATION DESCRIBED ON P. 48 OF THE PROSPECTUS ACCOMPANYING THIS
PROSPECTUS SUPPLEMENT THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") MAY BE READ AND COPIED AT THE SEC'S PUBLIC REFERENCE ROOM AT 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON
THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. THE SEC MAINTAINS AN INTERNET SITE THAT CONTAINS REPORTS, PROXY AND INFORMATION STATEMENTS, AND OTHER INFORMATION REGARDING ISSUERS THAT FILE ELECTRONICALLY
WITH THE SEC AND THE ADDRESS OF THAT SITE IS (HTTP://WWW.SEC.GOV).

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